Exhibit 10.27

SAVINGS EQUALIZATION PLAN

OF NEW JERSEY RESOURCES CORPORATION

Originally Effective as of February 27, 1991
Amended and Restated as of January 1, 2009

P54940LA-4

1725600v3

Exhibit 10.27
SAVINGS EQUALIZATION PLAN
OF NEW JERSEY RESOURCES CORPORATION

The Savings Equalization Plan of New Jersey Resources Corporation (the "Plan") was originally authorized and adopted by the Board of Directors of New Jersey Resources Corporation (the "Corporation") effective as of February 27, 1991, was amended and restated effective as of January 1, 2005, and is now amended and restated effective January 1, 2009. The purpose of the Plan is to provide certain supplemental benefits to certain select management or highly compensated employees who are participants in the New Jersey Resources Corporation Employees’ Retirement Savings Plan (the "Qualified Plan").

Benefits provided under the Plan are employer matching contributions that would have been made to the Qualified Plan on behalf of participating employees but for the limitations on compensation and contributions imposed by Sections 401(a)(17), 401(k), 401(m) and 415 of the Internal Revenue Code.

All benefits payable under the Plan, which is intended to constitute both an unfunded excess benefit plan under Section 3(36) of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and a nonqualified, unfunded deferred compensation plan for a select group of management or highly compensated employees under Title I of ERISA, shall be paid out of the general assets of the Corporation. The Corporation may establish and fund a trust in order to aid it in providing benefits due under the Plan.

Benefits payable to any participant of the Plan who terminated employment before January 1, 2005 shall be governed by the provisions of the Plan as in effect at the relevant time, except as otherwise specifically stated elsewhere herein. Benefits not vested as of December 31, 2004 or accruing under the Plan on or after January 1, 2005 and respective related interest thereon are subject to the provisions of Code Section 409A. Benefits accrued and vested under the provisions of the Plan as of December 31, 2004 on behalf of any other Participant (and interest credited thereon) are not subject to the provisions of Code Section 409A, unless the provisions of the Plan relating to such benefits are materially modified after October 3, 2004, and shall be separately accounted for. On and before December 31, 2008, to the extent applicable, the Plan has been administered in good faith compliance with the provisions of Section 409A of the Code as enacted by the American Jobs Creation Act of 2004 and applicable regulations and other guidance issued thereunder, including but not limited to the applicable transition rules (collectively “Code Section 409A”).

1725600v3

Exhibit 10.27
SAVINGS EQUALIZATION PLAN
OF NEW JERSEY RESOURCES CORPORATION

1725600v3

SAVINGS EQUALIZATION PLAN
OF NEW JERSEY RESOURCES CORPORATION

ARTICLE I
DEFINITIONS

The following terms when capitalized herein shall have the meanings assigned below:

1.01	Accounts shall mean the Pre-2005 Account and the 409A Account maintained on the books of the Corporation on behalf of each Participant pursuant to this Plan.

1.02
Affiliate shall mean any division, subsidiary or affiliated company of the Corporation, which is an “Affiliate” as defined in the Qualified Plan but only to the extent such “Affiliate” is treated as the Corporation for purposes of the applicable provisions of Code Section 409A.

1.03	Beneficiary shall mean the person or persons to whom a deceased Participant’s benefits are payable, as provided in Section 4.02.

1.04           Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.05	Committee shall mean the Benefit Administration Committee of the Corporation or any successor thereto.

1.06	Corporation shall mean New Jersey Resources Corporation, or any successor by merger, purchase or otherwise.

1.07           Effective Date shall mean February 27, 1991.

1.08           Eligible Employee shall mean a person:

(a)	who is employed by the Corporation or a wholly-owned subsidiary of the Corporation;

(b)	who is a participant of the Qualified Plan; and

(c)
whose Employer Matching Contributions under the Qualified Plan are restricted by the compensation limitations under Section 401(a)(17) of the Code, the actual deferral percentage test under Section 401(k) of the Code, the actual contribution percentage test under Section 401(m) of the Code, or the contribution limitations under Section 415 of the Code.

1.09	Employer Matching Contributions shall mean “Employer Matching Contributions” as such term is defined under the Qualified Plan.

1.10	ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.11
409A Account shall mean the bookkeeping account (or subaccounts thereof) maintained for each Participant to record all amounts credited on his or her behalf under Section 3.02 on or after January 1, 2005 and any related deemed interest on such amounts and all amounts credited to his or her Accounts as of December 31, 2004 in which he or she is not vested as of December 31, 2004 and any related deemed interest on such amounts.

1.12	Participant shall mean an Eligible Employee who is participating in the Plan pursuant to Section 2.01 hereof.

1.13	Plan shall mean the Savings Equalization Plan of New Jersey Resources Corporation, as set forth herein or as amended from time to time.

1.14	Plan Year shall mean the calendar year.

1.15
Pre-2005 Account shall mean the bookkeeping account (or subaccounts thereof) maintained for each Participant to record the amounts credited on his or her behalf under Section 3.02 prior to January 1, 2005 in which the Participant has a nonforfeitable right to as of December 31, 2004 and any related deemed interest on such amounts.

1.16	Qualified Plan shall mean the New Jersey Resources Corporation Employees’ Retirement Savings Plan, as amended from time to time.

1.17
Separation from Service shall mean the death of a Participant or the retirement or other termination of employment of the Participant such that he or she ceases to be an employee of the Corporation and all Affiliates, provided that no change in a Participant’s employment status shall be considered a Separation from Service with respect to a Participant’s 409A Account unless it would be treated as such pursuant to Code Section 409A . A “separation from service” will occur where it is reasonably anticipated that no further services will be performed after that date or that the level of bona fide services the Participant will perform after that date (whether as an employee or independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period. A Participant will be considered to continue employment and to not have a Separation from Service while on a leave of absence if the leave does not exceed 6 consecutive months (29 months for a disability leave of absence) or, if longer, so long as the Participant retains a right to reemployment with the Corporation or Affiliate under an applicable statute or by contract. For this purpose, a “disability leave of absence” is an absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the Participant to be unable to perform the duties of his job or a substantially similar job and is subject to the applicable Corporation’s or Affiliate’s disability leave of absence policy.

1.18	Spouse shall mean a person of the opposite sex of the Participant who is the Participant’s husband or wife as provided in the Defense of Marriage Act of 1996.

1.19	Supplemental Employer Matching Contributions shall mean the amount credited to an Eligible Employee under Section 3.01.

1.20
Valuation Date shall mean the last day of each calendar quarter and such other day or days as the Committee may select. All distributions under the Plan shall be based upon the value of the Participant’s Account as of the Valuation Date specified in Article IV with respect to the distribution.

ARTICLE II
PARTICIPATION

2.01           Participation

An Eligible Employee shall become a Participant of the Plan as of the date he or she is entitled to a credit to his or her Account pursuant to Section 3.02.

2.02           Termination of Participation

A Participant's participation in the Plan shall terminate upon the Participant's death or other termination of employment with the Corporation and all Affiliates, unless a benefit is payable under the Plan with respect to the Participant or his or her Beneficiary under the provisions of Article IV.

ARTICLE III
EMPLOYER CONTRIBUTIONS

3.01	Accounts

The Corporation or such recordkeeper as the Corporation may designate shall establish and maintain a separate bookkeeping Account(s) for each Participant. For each year, the Corporation shall credit to the appropriate Account the amounts described in this Article III. The Corporation or the recordkeeper may maintain such additional accounts or subaccounts as are appropriate for the administration of the Plan. Periodically, each Participant shall be furnished with a statement setting forth the value of his or her Account.

3.02	Amount of Supplemental Employer Matching Contributions

The amount of Supplemental Employer Matching Contributions credited to a Participant’s Account for a calendar quarter shall be equal to the excess of (a) over (b) as determined below:

(a) over
the Employer Matching Contributions that would have been made to the Participant’s “Employer Thrift Account” (as such term is defined under the Qualified Plan) under the Qualified Plan, determined on the basis that the Participant’s “Basic Savings” (as such term is defined in the Qualified Plan) under the Qualified Plan were made without regard to the limitations imposed under the Qualified Plan by Section 401(a)(17) of the Code, by the actual deferral percentage test under Section 401(k) of the Code, or the actual contribution percentage test under Section 401(m) of the Code, or by Section 415 of the Code;

(b)
the Employer Matching Contributions actually made to the Participant’s “Employer Thrift Account” (as such term is defined under the Qualified Plan) under the Qualified Plan, determined with regard to the limitations imposed by Section 401(a)(17) of the Code, by the actual deferral percentage test under Section 401(k) of the Code or the actual contribution percentage test under Section 401(m) of the Code, or by Section 415 of the Code;

provided, however, that any change in a Participant’s deferral or contribution election made under the Qualified Plan during the calendar year shall not be given effect under this Section 3.02 until the following January 1 if to do so would violate Code Section 409A ;

Such amount shall generally be credited to a Participant’s Accounts on the last day of each calendar quarter.

3.03	Deemed Interest

As of the last day of each calendar quarter:

(a)
the amount credited to a Participant’s Account under the Plan as of the end of the prior calendar quarter shall be credited with interest for that calendar quarter at one-quarter of the prime rate as published in the Wall Street Journal on the last day of such calendar quarter, such prime rate first rounded to the nearest .25%; and

(b)
the amount credited to a Participant’s Account under the Plan during the calendar quarter shall be credited with interest for that calendar quarter at one-eighth of the prime rate as published in the Wall Street Journal on the last day of such calendar quarter, such prime rate first rounded to the nearest .25%.

3.04           Vesting of Account

(a)
A Participant shall be vested in, and have a nonforfeitable right to, his or her Account in accordance with the following schedule based on the Participant’s years of “Service” (as such term is defined in the Qualified Plan):

Years of Service	Vested Percentage
Less than 2 years	0%
2 years but less than 3 years	25%
3 years but less than 4 years	50%
4 years but less than 5 years	75%
5 years or more	100%

(b)
Notwithstanding the provisions of paragraph (a) above, a Participant shall be 100% vested in, and have a nonforfeitable right to, his or her Account if prior to his or her termination of employment, the Participant either (i) attains age 65, (ii) attains age 55 and completes 20 years of “Service” (as such term is defined in the New Jersey Natural Gas Company Plan for Retirement Allowances for Non-Represented Employees), or dies, or becomes “Disabled” (as such term is defined in Code Section 409A.

(c)	Upon the termination of Employment of a Participant who is not 100% vested in his or her Account, the nonvested portion of the Participant’s Account shall be forfeited.

ARTICLE IV
PAYMENT OF ACCOUNT

4.01	Payment of Account Upon Separation from Service

Subject to Section 4.03, a Participant shall be entitled to receive payment of the vested portion of his or her Account upon the Participant’s Separation from Service for any reason. Payment of a Participant’s Account shall be made in a single lump-sum payment on the first day of the calendar quarter following the calendar quarter during which the Participant incurs a Separation from Service.

4.02	Death Benefits

Upon becoming a Participant and at any time thereafter, the Participant may designate a Beneficiary (or change a Beneficiary designation) to receive death benefits payable under this Section 4.02 by duly completing, executing, and filing with the Committee before the Participant’s death the appropriate form designated by the Committee. The Beneficiary may be a designated person or persons, provided that, if more than one person is named, the Participant must indicate the shares and/or precedence of each person. In the event of the death of the Participant prior to full payment of the vested amounts credited to the Participant’s Account (in accordance with Section 3.04), the unpaid amount shall be paid on the first day of the calendar quarter following the calendar quarter during which Participant’s death occurs in a single sum cash payment to the Participant’s Beneficiary.

In the event that no Beneficiary has been designated in accordance with this Section 4.02 or that no designated Beneficiary survives the Participant, the following Beneficiaries (if then living) shall be deemed to have been designated in the following priority:

(a)	the Participant’s Spouse;

(b)	the Participant’s children, in equal shares, per stirpes;

(c)	the Participant’s parents;

(d)	the person(s) designated as beneficiary by the Participant under any group life insurance maintained by the Corporation or any of its Affiliates; and

(e)	the Participant’s estate.

4.03	Timing of Payment for a “Specified Employee”

Notwithstanding any provision of the Plan to the contrary, the actual payment of a Participant’s 409A Account to a Participant who is classified as a “Specified Employee” as determined under the procedures adopted by the Board of Directors of the Corporation or its delegate in accordance with Code Section 409A , on account of such Specified Employee’s Separation from Service for reasons other than death shall not commence prior to the first day of the seventh month following the Specified Employee’s Separation from Service. Any payment to the Specified Employee which he or she would have otherwise received under Section 3.01 during the six-month period immediately following such Specified Employee’s termination of employment shall be credited with interest in accordance with Section 3.03 and paid on the first day of the seventh month following his or her Separation from Service.

ARTICLE V
PLAN ADMINISTRATION

5.01	Administration

(a)
The administration of the Plan, the exclusive power and complete discretionary authority to interpret it, and the responsibility for carrying out its provisions are vested in the Committee or its designate. The Committee shall have the complete discretionary authority to administer the Plan and resolve any question under the Plan. The determination of the Committee as to the interpretation of the Plan or any disputed question shall be conclusive and final to the extent permitted by applicable law. The Committee may employ and rely on such legal counsel, actuaries, accountants and agents as it may deem advisable to assist in the administration of the Plan.

(b)
To the extent permitted by law, all agents and representative of the Committee shall be indemnified by the Corporation and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.

5.02	Claims Procedure

(a)	Submission of Claims

Claims for benefits under the Plan shall be submitted in writing to the Committee or to an individual designated by the Committee for this purpose.

(b)
Denial of Claim

If any claim for benefits is wholly or partially denied, the claimant shall be given written notice within 90 days following the date on which the claim is filed, which notice shall set forth

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the Plan's claim review procedure (as described in paragraph (c) below).

If special circumstances require an extension of time for processing the claim, written notice of an extension shall be furnished to the claimant prior to the end of the initial period of 90 days following the date on which the claim is filed. Such an extension may not exceed a period of 90 days beyond the end of said initial period.

If the claim has not been granted and written notice of the denial of the claim is not furnished within 90 days following the date on which the claim is filed, the claim shall be deemed denied for the purpose of proceeding to the claim review procedure.

	(c)	Claim Review Procedure

The claimant or his authorized representative shall have 60 days after receipt of written notification of denial of a claim to request a review of the denial by making written request to the Committee, and may review pertinent documents and submit issues and comments in writing within such 60-day period.

Not later than 60 days after receipt of the request for review, the Committee or its designate shall render and furnish to the claimant a written decision, which shall include specific reasons for the decision and shall make specific references to pertinent Plan provisions on which it is based. If special circumstances require an extension of time for processing, the decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review, provided that written notice and explanation of the delay are given to the claimant prior to commencement of the extension. Such decision by the Committee shall not be subject to further review. If a decision on review is not furnished to a claimant within the specified time period, the claim shall be deemed to have been denied on review.

	(d)	Exhaustion of Remedy

No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the procedures set forth in this section.

5.03		Expenses

Expenses of the Committee attributable to the administration of the Plan shall be paid directly by the Corporation.

ARTICLE VI
GENERAL PROVISIONS

6.01	Funding

(a)
All amounts payable in accordance with the Plan shall constitute a general unsecured obligation of the Corporation. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Corporation, to the extent not paid from the assets of any trust established pursuant to paragraph (b) below.

(b)	The Corporation may, for administrative reasons, establish a grantor trust for the benefit of Participants in the Plan. The assets placed in said trust shall be held separate and apart from other Corporation funds and shall be used exclusively for the purposes set forth in the Plan and the applicable trust agreement, subject to the following conditions:

(i)	the creation of said trust shall not cause the Plan to be other than "unfunded" for purposes of Title I of ERISA;
(ii)	the Corporation shall be treated as "grantor" of said trust for purposes of Section 677 of the Code; and
(iii)
the agreement of said trust shall provide that its assets may be used upon the insolvency or bankruptcy of the Corporation to satisfy claims of the Corporation's general creditors and that the rights of such general creditors are enforceable by them under federal and state law;

(iv)	the trust shall be sited in the United States; and
(v)	the funding of the trust shall not be contingent on the financial condition of the Corporation.

6.02	Discontinuance and Amendment

The Board of Directors of the Corporation reserves the right to modify, amend, or discontinue in whole or in part, benefit accruals under the Plan at any time. However, no modification, amendment, or discontinuance shall adversely affect the right of any Participant to receive the vested benefits accrued as of the date of such modification, amendment or discontinuance and any such modification, amendment or discontinuance shall comply with the requirements of Code Section 409A.

6.03	Termination of Plan

The Board of Directors of the Corporation reserves the right to terminate the Plan at any time, provided, however, that no termination shall be effective retroactively. As of the effective date of termination of the Plan, no further benefits shall accrue on behalf of any Participant whose benefits have not commenced, and such Participant and his or her Spouse, or Beneficiary shall retain the right to benefits hereunder; provided that on or after the effective date of termination the Participant is vested under the Qualified Plan. Benefits attributable to the Participant’s Pre-2005 Account shall be paid to the Participant (or the Participant’s Beneficiary if the Participant is not alive on the date of Plan termination) as soon as administratively practicable following such Plan termination. Benefits attributable to the Participant’s 409A Account shall be paid in accordance with Article IV of the Plan unless such Plan termination meets the requirements for acceleration of payment under Code Section 409A.

All other provisions of the Plan shall remain in effect.

6.04	Plan Not a Contract of Employment

The Plan is not a contract of employment, and the terms of employment of any Participant shall not be affected in any way by the Plan or related instruments, except as specifically provided therein. The establishment of the Plan shall not be construed as conferring any legal rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Corporation or any Affiliate to discharge any person and to treat him or her without regard to the effect which such treatment might have upon him or her under the Plan. Each Participant and all persons who may have or claim any right by reason of his participation shall be bound by the terms of the Plan and all agreements entered into pursuant thereto.

6.05	Facility of Payment

In the event that the Committee shall find that a Participant or Beneficiary is unable to care for his or her affairs because of illness or accident, or because such individual is a minor or has died, the Committee may, unless claim shall have been made therefore by a duly appointed legal representative, direct that any benefit payment due him or her, to the extent not payable from a grantor trust, be paid on his or her behalf to his or her spouse, a child, a parent or other blood relative, or to a person with whom he or she resides, and any such payment so made shall be a complete discharge of the liabilities of the Corporation, its Affiliates, and the Plan therefore.

6.06		Withholding Taxes

The Corporation shall have the right to deduct from any payment to be made under the Plan any required withholding taxes.

6.07		Nonalienation

Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits.

6.08		Construction

	(a)	The Plan is intended to constitute an unfunded deferred compensation arrangement maintained for a select group of management or highly compensated employees within the meaning of Section 201(2), Section 301(a)(3), and Section 401(a)(1) of ERISA, and all rights under the Plan shall be governed by ERISA. Subject to the preceding sentence, the Plan shall be construed, regulated and administered under the laws of the State of New Jersey to the extent such laws are not superseded by applicable federal law. The Plan shall be construed and interpreted to meet the applicable requirements of Code Section 409A to avoid a plan failure described in Code Section 409A(a)(1). The Committee is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply the requirements of Code Section 409A and to declare any election, consent or modification thereto void if non-compliant with Code Section 409A. The Committee, the Corporation and any related parties shall not be responsible for the payment of any taxes or related penalties or interest for any failure to comply with Code Section 409A.

	(b)	The masculine pronoun shall mean the feminine wherever appropriate.

	(c)	The illegality of any particular provision of this document shall not affect the other provisions and the document shall be construed in all respects as if such invalid provision were omitted.

	(d)	The headings and subheadings in the Plan have been inserted for convenience of reference only, and are to be ignored in any construction of the provisions thereof.